DIOMED INC.
                               1998 INCENTIVE PLAN

1.     DEFINED TERMS

       Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.     IN GENERAL

       The Plan has been established to advance the interests of the Company by giving selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or its Affiliates Stock-based or other incentives based on performance measures relating to the Company or its Affiliates.

3.     ADMINISTRATION

       The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or Waive); and otherwise do all things necessary to carry out the purposes of the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to affect adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication.

4.     SHARES SUBJECT TO THE PLAN

       a. Subject to adjustment as provided in Section 7.b.(1), a maximum of 750,000 shares of Stock (not including any shares of stock that have been authorized for issuance under stock option plans of Diomed, Ltd.) may be delivered in satisfaction of Awards under the Plan. For purposes of the preceding sentence, the following shares shall not be considered to have been delivered under the Plan: (i) shares remaining under an Award that terminates without having been exercised in full; (ii) shares subject to an Award, where cash is delivered to a Participant in lieu of such shares; (iii) shares of Restricted Stock that have been forfeited in accordance with the terms of the applicable Award: and (iv) shares held back, in satisfaction of the exercise price or tax withholding requirements, from shares that would otherwise have been delivered pursuant to an Award. The number of shares of Stock delivered under an Award shall be determined net of any previously acquired Shares tendered by the Participant in payment of the exercise price, if any, or of withholding taxes.

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       b.     Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

5.     ELIGIBILITY AND PARTICIPATION

       The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

6.     RULES APPLICABLE TO AWARDS

       a.     ALL AWARDS

              (1) PERFORMANCE OBJECTIVES. Where rights under an Award depend in whole or in part on attainment of performance objectives, actions by the Company that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the Award unless accomplished by a change in the express terms of the Award or other action that is without substantial consequence except as it affects the Award.

              (2) ALTERNATIVE SETTLEMENT. The Company retains the right at any time to extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 4) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

              (3) TRANSFERABILITY OF AWARDS. Except as the Administrator otherwise expressly provides, Awards, to the extent vested, (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may only be transferred to a Participant's Immediate Family members upon such Participant's death. In the event of a Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf may exercise Awards on behalf of such Participant.

              (4) VESTING, ETC. Without limiting the generality of Section 3 and unless the Administrator provides otherwise: (i) Awards shall vest over a two year time period, with 1/24th of the total Award vesting upon the end of each month following the date of grant and (ii) an Award shall remain exercisable for a period of ten years from the date of grant (the last

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day of such period being the "Final Exercise Date"). The Administrator shall determine the terms on which an Award requiring exercise will remain exercisable. Except as otherwise determined by the Administrator, any period during which a Participant who is an employee is on an unpaid leave of absence (or other unpaid absence) from the Company shall toll the period of time over which an option becomes exercisable.

       If a Participant dies, each Award held by the Participant immediately prior to death may be exercised, to the extent it was exercisable immediately prior to death, by the Participant's executor or administrator or by the person or persons to whom the Award is transferred by will or the applicable laws of descent and distribution, in accordance with the limitations set forth in
Section 6(a)(3), at any time within the one-year period (or such longer or shorter period as the Administrator may determine) beginning with the date of the Participant's death but in no event beyond the Final Exercise Date. All Awards held by a Participant immediately prior to death that are not then exercisable shall terminate on the date of death.

       If an Employee's employment with the Company and its subsidiaries terminates for any reason other than by death, all Awards held by the Employee that are not then exercisable shall terminate. Awards that are exercisable on the date employment terminates shall continue to be exercisable for a period of three months (or such longer period as the Administrator may determine, but in no event beyond the Final Exercise Date) unless the Employee was discharged for cause that in the opinion of the Administrator casts such discredit on the Employee as to justify termination of the Employee's Awards. After completion of the post-termination exercise period, such Awards shall terminate to the extent not previously exercised, expired or terminated. For purposes of this
Section 3(a)(4), employment shall not be considered terminated (i) in the case of sick leave or other bona fide leave of absence approved for purposes of the Plan by the Administrator, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) in the case of a transfer of employment between the Company and & a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which section 424(a) of the Code applies.

       In the case of a Participant who is not an Employee, provisions relating to the exercisability of Awards following termination of service shall be specified in the Award. If not so specified, all Awards held by such Participant that are not then exercisable shall terminate upon termination of service. Awards that are exercisable on the date the Participant's service as a director, consultant or adviser terminates shall continue to be exercisable for a period of three months (or such longer period as the Administrator may determine, but in no event beyond the Final Exercise Date) unless the director, consultant or adviser was terminated for cause that in the opinion of the Administrator casts such discredit on him or her as to justify termination of his of her Awards. After completion of the post-termination exercise period, such options shall terminate to the extent not previously exercised, expired or terminated,

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              (5)    TAXES. The Company will withhold from any cash payment
made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the "withholding requirements").

       In the case of an Award pursuant to which Stock may be delivered, the Administrator will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Administrator with regard to such requirements, prior to the delivery of any Stock or removal of restrictions thereon. If and to the extent that such withholding is required, the Administrator may permit the Participant or such other person to elect at such time and in such manner as the Administrator provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement. The Administrator may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.

       If at the time an ISO is exercised the Administrator determines that the Company could be liable for withholding requirements with respect to the exercise or with respect to a disposition of the Stock received upon exercise, the Administrator may require as a condition of exercise that the person exercising the ISO agree (a) to provide for withholding under the preceding paragraph of this Section 6.a.(5), if the Administrator determines that a withholding responsibility may arise in connection with the exercise, (b) to Inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code) of Stock received upon exercise, and (c) to give such security as the Administrator deems adequate to meet the potential liability of the Company for other withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Administrator to preserve the adequacy of such security.

              (6) DIVIDEND EQUIVALENTS, ETC. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award

              (7) RIGHTS LIMITED. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

              (8) DOCUMENTATION OF AWARDS. Awards will be evidenced by such written instruments, if any, as may be prescribed by the Administrator from time to time. Such instruments may be in the form of Agreements to be executed by both the Participant and the

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Company,  or  certificates,  letters or similar  instruments,  which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof,

              (9) NO RIGHTS AS A STOCKHOLDER. Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, only upon the issuance of Stock.

       b.     AWARDS REQUIRING EXERCISE

              (1) TIME AND MANNER OF EXERCISE. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award and any documents required by the Administrator; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

              (2) PAYMENT OF EXERCISE PRICE, IF ANY. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment either at or after the time of the Award, subject to the following: (a) unless the Administrator expressly provides otherwise, all payments will be by cash or check acceptable to the Administrator; and (b) where shares of stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares,

              (3) RELOAD AWARDS. The Administrator may provide that upon the exercise of an Award, either by payment of cash or (if permitted under Section 6.b.(2)above) through the tender of previously owned shares of Stock, the Participant or other person exercising the Award will automatically receive a new Award of like kind covering a number of shares of Stock equal to the number of shares of Stock for which the first Award was exercised.

              (4) ISOs. No ISO may be granted under the Plan after _________, 2008, but ISOs previously granted may extend beyond that date.

       c.     AWARDS NOT REQUIRING EXERCISE

       Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the awarded shares of Stock plus such additional amounts (if any) as the Administrator may

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determine  payable in such  combination and type of cash, other property (of any kind) or services as the Administrator may determine.

7.     EFFECT OF CERTAIN TRANSACTIONS

       a.     MERGERS, ETC.

       In the event of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert,
(ii) a sale or transfer of all or  substantially  all the Company's  assets.  or
(iii) a dissolution or liquidation of the Company (any of the foregoing, a "Covered Transaction"), all outstanding Awards (other than shares of Stock that are outstanding and fully vested) will be forfeited as of the effective time of the Covered Transaction unless assumed by an acquiring or surviving entity or its affiliate as provided in the following sentence. In connection with any Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for substitute or replacement awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates, any such substitution, replacement or assumption to be on such terms as the Administrator determines; but if there is no acquiring or surviving entity, or if the Administrator does not so provide for the substitution, replacement or assumption of Awards in connection with the covered transaction, all outstanding Awards shall vest and if relevant become exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in shares of Stock, shall be accelerated, immediately prior to the covered transaction.

       b.     CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

              (1) RUDE ADJUSTMENT PROVISIONS. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4.a. and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

              (2) CERTAIN OTHER ADJUSTMENTS. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than stock dividends or normal cash dividends, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to

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preserve  the  value  of the  Awards  made  hereunder;  PROVIDED,  that  no such adjustment shall be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

              (3) CONTINUING APPLICATION OF PLAN TERMS. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 7.b.(1) or 7.b.(2) above.

8.     CONDITIONS ON DELIVERY OF STOCK

       The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

9.     AMENDMENT AND TERMINATION

       Subject to the last sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; PROVIDED, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code.

10.    NON-LIMITATION OF THE COMPANY'S RIGHTS

       The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.    GOVERNING LAW

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The Plan  shall  be  construed  in  accordance  with  the  laws of the  State of
Delaware.

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                                    EXHIBIT A

                               DEFLATION OF TERMS

       The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

       "ADMINISTRATOR": The Board or, if one has been appointed, the Committee.

       "AFFILIATE": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

       "AWARD": Any of the following:

              (i) Options ("Stock Options") entitling the recipient to acquire shares of Stock upon payment of the exercise price. Each Stock Option will have an exercise price determined by the Administrator, except that an ISO will have an exercise price equal to the fair market value of the Stock subject to the option, determined as of the date of grant unless the ISO is granted to an Employee described in Section 422(b)(6) of the Code in which case the ISO will have an exercise price equal to 110% of such fair market value. The Administrator will determine the medium in which the exercise price is to be paid, the duration of the option, the time or times at which an option will become exercisable, provisions for continuation (if any) of option rights following termination of the Participant's employment with the Company and its Affiliates, and all other terms of the Stock Option. No Stock Option awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

              (ii) Rights ("SARs") entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

              (iii) Stock subject to restrictions ("Restricted Stock") under the Plan requiring that such Stock be redelivered to the Company if specified conditions are not satisfied. The conditions to be satisfied in connection with any Award of Restricted Stock, the terms on which such Stock must be redelivered to the Company, the purchase price of such Stock, and all other terms shall be determined by the Administrator.

              (iv) Stock not subject to any restrictions under the Plan ("Unrestricted Stock").

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              (v)    A  promise  to  deliver  Stock or other  securities  in the future on such terms and  conditions as the Administrator determines.

              (vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines,

              (vii)  Cash bonuses tied to  performance  criteria as described at
       (viii) below ("Cash Performance Awards").

              (viii) Awards described in any of (i) through (vii) above where the right to exercisability, vesting or full enjoyment of the Award is conditioned in whole or in part on the satisfaction of specified performance criteria ("Performance Awards").

              (ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant. The terms of any such grant or loan shall be determined by the Administrator.

Awards may be combined in the Administrator's discretion.

       "BOARD": The Board of Directors of the Company.

       "CODE": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

       "COMMITTEE": A committee of the Board. The Committee may delegate ministerial tasks to such persons (including Employees) as it deems appropriate.

       "COMPANY": Diomed, Inc.

       "EMPLOYEE": Any person who is employed by the Company or an Affiliate.

       "IMMEDIATE FAMILY": A person's children or spouse.

       "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

       "PARTICIPANT": An Employee, director or other person or entity providing services to the Company or its Affiliates who is granted an Award under the Plan.

       "PLAN": Diomed, Inc. 1998 Incentive Plan as from time to time amended and in effect.

       "STOCK": Common Stock of the Company, par value $0.001 per share.